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                                                                    EXHIBIT 99.1

[JDN LOGO]

                                                     Contact: Charles N. Talbert
                                                  Director of Investor Relations
                                                                  (404) 262-3252

                   JDN REALTY CORPORATION ANNOUNCES THE REVIEW
                     OF STRATEGIC AND FINANCIAL ALTERNATIVES

ATLANTA, GA (February 5, 2002) - JDN Realty Corporation (NYSE: JDN) announced today that it is continuing to review its various strategic and financing alternatives with the assistance of its financial advisor, Lazard Freres & Co.

Craig Macnab, president and chief executive officer, stated, "JDN Realty is a $1.0 billion company and the discussions involving any strategic relationship of this scale can only be accomplished at its own pace. However, we want to remove any speculation and uncertainty surrounding the Company and allow our Board to determine the best course of action. No matter what course that is selected -- continued independence, merger, sale, refinancing or repositioning -- we are first and foremost committed to protecting and enhancing the interests of our shareholders."

Macnab continued, "Our Company has successfully emerged from a challenging period in our history, and we feel that it is important to consider all of the alternatives as we chart our future direction. We regard the best selection from the various alternatives being considered to be more important for the Company's shareholders than the specific timing of any potential transaction."

The Company noted that there can be no assurances that any strategic or financing transaction, including any merger or sale of the Company, will be consummated, and there can be no assurances regarding the terms or conditions, including any consideration that might be received by the Company or JDN shareholders, in any such transaction.

JDN Realty Corporation is a real estate company specializing in the development and asset management of retail shopping centers anchored by value-oriented and necessity-item retailers. Headquartered in Atlanta, Georgia, the Company owns and operates directly or indirectly 102 properties, containing approximately
11.1 million square feet of gross leasable area, located in 20 states. The common stock and preferred stocks of JDN Realty Corporation are listed on the New York Stock Exchange under the symbols "JDN" and "JDNPrA," respectively.

JDN Realty Corporation considers the portions of the information contained in this release and statements made in connection with this release, with respect to the Company's beliefs and expectations of the outcome of future events to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Such statements are, by their nature, subject to certain risks and uncertainties. Other risks, uncertainties and factors that could adversely affect the Company and its operations are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. JDN Realty Corporation does not undertake any obligation to release publicly any revisions to forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

           For additional information, visit the Company's home page on the Internet at http://www.jdnrealty.com.
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